Exhibit 99.1

Investor / Media Contacts:

Robert J. Cierzan, Vice President, Finance

Mary Lou Coburn, Investor Relations

Aldila Inc.        (858) 513 – 1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS THIRD QUARTER AND NINE MONTHS 2003 RESULTS

POWAY, CA., October 29, 2003 – Aldila, Inc. (NASDAQ:ALDA) today announced operating results for the third quarter and nine months ended September 30, 2003.  For the third quarter net sales were $8.0 million, compared to net sales of $6.5 million for the 2002 third quarter, a 24.0% increase.  The company reported net income of $189,000 ($.04 per share) for the third quarter 2003 compared to a net loss of $699,000 ($0.14 loss per share) for the third quarter of 2002.

For the nine-months ended September 30, 2003, net sales were $28.0 million compared to $28.4 million for the nine-month period ended September 30, 2002, a decrease of 1.2%.  The company reported a net loss of $451,000 ($.09 loss per share) for the nine-month period ended September 30, 2003, compared to a net loss of $1.1 million ($.22 loss per share) for the nine-month period ended September 30, 2002.

In the quarter ending September 30, 2003, the company’s cash and cash equivalents balance increased $1.1 million, resulting in an ending balance of $6.0 million, and we currently have no outstanding borrowings.

“We are encouraged with the progress we are making in our business which is reflected in our positive results in the historically weak third quarter.  Net consolidated sales in the third quarter increased 24%, and the average selling price of golf shaft units sold increased 20.9% over the 2002 third quarter.  Value golf shaft units sold in the 2003 third quarter, which have the lowest gross margins, declined 45% and were somewhat offset by a 12% increase in premium golf shaft unit sales for a net 5% decline in total golf shaft units sold from the 2002 third quarter.  Our cash balance continued to grow and we generated positive earnings for the first time in 10 quarters.  The company continues to consolidate its operations, which are expected to result in further cost savings in 2004”, said Peter R. Mathewson, Chairman and Chief Executive Officer.

“Our new NVTM shaft continues to generate momentum in both segments of the premium branded market.  Virtually every major golf club OEM will offer NVTM as a custom upgrade option for 2004 and several major companies have chosen to offer it for stock custom programs which have a strong retail presence.  On the distribution side of the business, NVTM has a very strong position at all of our major distributors and we believe the stage is set for brisk sales in 2004.  New NVTM offerings for 2004 include a 55 gram wood shaft and a Hybrid iron shaft, which makes the NVTM the most complete range of high performance premium graphite shafts available on the market today”, Mr. Mathewson said.

Worldwide professional tour use of the NVTM continues to grow. Since its introduction in February, NVTM has become a leading shaft model on the PGA Tour and has dominated the Nationwide Tour counts.  Numerous tour victories, including the 2003 British Open, have positioned NVTM near the top of this highly competitive market.

Our hockey business with Mission Hockey continues to grow with an expanding product line and further growth in the composite hockey stick market as that market continues to convert from traditional wood sticks.

Negotiations continue regarding Carbon Fiber Technology (“CFT”) since our announcement of September 17, 2003 in which the company stated that CFT, a joint venture limited liability company owned by it and its joint venture partner, had signed a non-binding letter of interest to sell selected assets, including property, plant, equipment, and know-how to an independent third party at a price to be negotiated.

The company repurchased 20,199 shares of its common stock during the third quarter of 2003 at prices ranging between $1.71 and $2.07.

Aldila, Inc. is a leader among manufacturers of graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila manufactures and assembles hockey sticks and blades, in addition to the manufacture of composite prepreg material for its golf shaft business and external sales.  Aldila also manufactures carbon fiber for internal use through an ownership interest in Carbon Fiber Technology LLC.  In June 2003, Aldila announced its intention to divest this ownership interest.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Such forward-looking statements include, but are not limited to, our expectations of increasing acceptance of the M-1 hockey stick at the NHL level and continued growth of Mission’s hockey stick business.  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2002, under “Business Risks” in Part I, Item 1, and  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K.

The forward-looking statements in this press release are particularly subject to the risks that

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our principal customers will be unwilling to satisfy a greater portion of their demand with clubs manufactured in China instead of in the United States or Mexico;

•                  our product offerings, including the Aldila NV shaft and product offerings outside the golf industry, will not achieve success with consumers or OEM customers;

•                  our business with Mission Hockey will not continue to grow;

•                  we will not achieve success in marketing shafts to club assemblers based in China;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  that the sale of the selected assets of CFT to a third party is not consummated;

•                  Carbon Fiber Technology LLC will be unsuccessful as a result, for example, of internal operational problems, raw material supply problems, changes in demand for carbon fiber based products, or difficulties in operating a joint venture.

For additional information about Aldila, Inc., please go to the company’s Website at www.aldila.com.

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